Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-18935 of Spherion Corporation (f/k/a Interim Services Inc.) on Form S-8 of our report dated June 15, 2001, appearing in this Annual Report on Form 11-K of Spherion Coporation 401(k) Benefit Plan (f/k/a Interim Services Inc. 401(k) Benefit Plan) for the year ended December 31, 2000.

/s/ DELOITTE & TOUCHE LLP
Fort Lauderdale, Florida

June 27, 2001